Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

STEEL TECHNOLOGIES INC.,

MITSUI & CO. (U.S.A.), INC.

and

BLUEGRASS ACQUISITION, INC.

Dated as of February 28, 2007

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5.4.	Adjustments to Prevent Dilution	8

	ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.1.	Organization, Good Standing and Qualification	8
6.2.	Capital Structure	8
6.3.	Corporate Authority; Approval and Opinion of Financial Advisor	10
6.4.	Governmental Filings; No Violations; Certain Contracts	11
6.5.	Company Reports; Financial Statements	12
6.6.	Absence of Certain Changes	14
6.7.	Litigation and Liabilities	15
6.8.	Employee Benefits	15
6.9.	Compliance with Laws; Licenses	18
6.10.	Material Contracts and Government Contracts	18
6.11.	Real Property	21
6.12.	Takeover Statutes	22
6.13.	Environmental Matters	22
6.14.	Taxes	22
6.15.	Labor Matters	24
6.16.	Intellectual Property	24
6.17.	Insurance	25
6.18.	Customers and Suppliers	25
6.19.	Rights Agreement	26
6.20.	Forecasts	26
6.21.	Revenue Sources	26
6.22.	Canadian Competition Filings	26
6.23.	Affiliate Transactions	27
6.24.	Brokers and Finders	27

	ARTICLE VII REPRESENTATIONS AND WARRANTIES OF MUSTANG AND MERGER SUB

7.1.	Organization, Good Standing and Qualification	27
7.2.	Corporate Authority	27
7.3.	Governmental Filings; No Violations; Etc.	28
7.4.	Litigation	28
7.5.	Available Funds	29

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7.6.	Merger Sub	29

	ARTICLE VIII COVENANTS

8.1.	Interim Operations	29
8.2.	Acquisition Proposals	32
8.3.	Proxy Filing; Information Supplied	35
8.4.	Shareholders Meeting	35
8.5.	Filings; Other Actions; Notification	36
8.6.	Access and Reports	38
8.7.	Stock Exchange De-listing	38
8.8.	Publicity	38
8.9.	Employee Benefits	39
8.10.	Expenses	39
8.11.	Indemnification; Directors' and Officers' Insurance	39
8.12.	Other Actions by the Company	42

	ARTICLE IX CONDITIONS

9.1.	Conditions to Each Party's Obligation to Effect the Merger	42
9.2.	Conditions to Obligations of Mustang and Merger Sub	43
9.3.	Conditions to Obligation of the Company	45

	ARTICLE X TERMINATION

10.1.	Termination by Mutual Consent	45
10.2.	Termination by Either Mitsui USA or the Company	45
10.3.	Termination by the Company	46
10.4.	Termination by Mitsui USA	46
10.5.	Effect of Termination and Abandonment	47

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	ARTICLE XI MISCELLANEOUS AND GENERAL

11.1.	Survival	48
11.2.	Amendment; Waiver	48
11.3.	Waiver of Conditions	49
11.4.	Counterparts	49
11.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRILA; SPECIFIC PERFORMANC	49
11.6.	Notices	50
11.7.	Entire Agreement	51
11.8.	No Third Party Beneficiaries	52
11.9.	Obligations of Mustang and of the Company	52
11.10.	Severability	52
11.11.	Construction	53
11.12.	Assignment	53
11.13.	Non-Controlled Subsidiary Representations	53

EXHIBITS

Exhibit A -- Defined Terms	A-1

Exhibit B -- Amendments to the Company's Articles of Incorporation	B-1

Exhibit C -- FIRPTA Certificate	C-1

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AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of February 28, 2007, among Steel Technologies Inc. (the "Company"), a Kentucky corporation, Mitsui & Co. (U.S.A.), Inc. ("Mitsui USA"), a New York corporation, and Bluegrass Acquisition, Inc. ("Merger Sub"), a Kentucky corporation and wholly owned subsidiary of Mitsui USA.  Hereinafter, the Company and Merger Sub are sometimes collectively referred to as the "Constituent Corporations".

RECITALS

               WHEREAS, the respective boards of directors of each of Mitsui USA, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and have approved, adopted and declared advisable this Agreement;

               WHEREAS, the board of directors of the Company has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company's shareholders; and

               WHEREAS, the Company, Mitsui USA and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

               NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

               1.1.            Certain Definitions.  Defined terms in this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Exhibit A.

               1.2.            Construction.  In this Agreement, unless the context otherwise requires:

               (a)                the table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof;

               (b)               any reference in this Agreement to "writing" or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

               (c)                words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neutral gender and vice versa;

               (d)               references to Articles, Sections, Exhibits, Schedules, Preamble and Recitals are references to articles, sections, exhibits, schedules, preamble and recitals of this Agreement;

               (e)                references to "day" or "days" are to calendar days;

               (f)                 references to this "Agreement" shall be construed as a reference to this Agreement and references to any other agreement or document shall be construed as a reference to such other agreement or document, in each case as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

               (g)                "$" and "Dollars" shall refer to lawful money of the United States;

               (h)                "include", "includes", and "including" are deemed to be followed by "without limitation";

               (i)                  "hereof", "herein", "herewith" and "hereunder" and words of similar import, shall be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules which are incorporated into and form part of this Agreement) and not to any particular provision of this Agreement;

               (j)                 references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include subordinate legislation made under the relevant statute or statutory provision;

               (k)               references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns; and

               (l)                  any reference to "ordinary course" or "ordinary course of business" shall be deemed to mean "ordinary course of business consistent with past practice".

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

               2.1.            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in ARTICLE III.  The Merger shall have the effects specified in the Kentucky Business Corporation Act (KRS Chapter 271B) (the "KBCA").

               2.2.            Closing.  Unless otherwise mutually agreed between the Company and Mitsui USA, the closing for the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third business day (the "Closing Date") following the day on which the last of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

               2.3.            Effective Time.  As soon as practicable following the Closing, the Company and Mitsui USA shall cause Articles of Merger (the "Kentucky Articles of Merger") to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Kentucky as provided in Section 271B.11-050 of the KBCA.  The Merger shall become effective upon the date and at the time when the Kentucky Articles of Merger have been delivered to and duly filed with the Secretary of State of the Commonwealth of Kentucky or such later time as may be specified as the effective time in the Kentucky Articles of Merger (the "Effective Time").

ARTICLE III

ARTICLES OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION

               3.1.            Articles of Incorporation.  At the Effective Time, the articles of incorporation of the Company shall be amended as set out in Exhibit B and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation (the "Charter"), until thereafter amended as provided therein or by applicable Law.

               3.2.            By-Laws.  The parties hereto shall take all actions necessary so that the by-laws of the Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable Law.

ARTICLE IV

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

               4.1.            Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

               4.2.            Officers.  The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE V

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

               5.1.            Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

               (a)                Merger Consideration.  Each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Mitsui USA or its Subsidiaries and Shares owned by the Company and its Subsidiaries, and in each case not held on behalf of third parties, and (ii) Shares that are owned by Dissenting Shareholders (each, an "Excluded Share" and collectively, "Excluded Shares") shall be converted into the right to receive the Per Share Merger Consideration.  At the Effective Time, all the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "Certificate") formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Shareholders shall thereafter represent only the right to receive the payment to which reference is made in Section 5.2(f).

               (b)               Cancellation of Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 5.2(f).

               (c)                Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

               5.2.            Exchange of Certificates.

               (a)                Paying Agent.  At or prior to the Closing and for the benefit of holders of Shares, Mitsui USA shall make available or cause to be made available to the Paying Agent immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 5.1(a) (such cash being hereinafter referred to as the "Exchange Fund").  The Paying Agent shall invest the Exchange Fund as directed by Mitsui USA; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 5.1(a) shall be promptly returned to the Surviving Corporation.

               (b)               Exchange Procedures.  Promptly after the Effective Time (and in any event within three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 5.2(e)) to the Paying Agent, such letter of transmittal to be in such form and to have such other provisions as Mitsui USA and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 5.2(e)) in exchange for the Per Share Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 5.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 5.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 5.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.  No interest shall be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

               (c)                Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Mitsui USA or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this ARTICLE V, unless such holder or any other Person already shall have received cash in respect of such Shares pursuant to Section 5.2(e).

               (d)               Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE V shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 5.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Mitsui USA, the Paying Agent nor any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

               (e)                Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Mitsui USA, the posting by such Person of a bond in customary amount and upon such terms as may be required by Mitsui USA as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

               (f)                 Dissenters' Rights.  No Dissenting Shareholder shall be entitled to receive any of the Per Share Merger Consideration for his or her Shares unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the KBCA, and any Dissenting Shareholder shall be entitled to receive only the payment as provided by Sections 271B.13-010 through 271B.13-310 of the KBCA (the "Dissenters' Rights Statute") with respect to Shares owned by such Dissenting Shareholder.  If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to perfect properly or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the right to receive the Per Share Merger Consideration pursuant to Section 5.1(a).  The Company shall give Mitsui USA (i) prompt notice of any written demands for payment under the Dissenters' Rights Statute, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders' right to dissent or to receive payment under the Dissenters' Rights Statute and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for payment under the Dissenters' Rights Statute.  The Company shall not, except with the prior written consent of Mitsui USA, voluntarily make any payment with respect to any demands for payment under the Dissenters' Rights Statute with respect to any Shares that are owned by Dissenting Shareholders, offer to settle or settle any such demands or approve any withdrawal of any such demands.

               (g)                Withholding Rights.  Each of Mitsui USA, the Surviving Corporation, the Paying Agent and any Affiliate of Mitsui USA shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent, Mitsui USA or any Affiliate of Mitsui USA, as the case may be, such withheld amounts (i) shall be remitted by Mitsui USA, the Surviving Corporation or the applicable Affiliate of Mitsui USA, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation, Mitsui USA, or the applicable Affiliate of Mitsui USA, as the case may be.

               5.3.            Treatment of Stock Plans.

               (a)                Treatment of Options.  The Company shall obtain the agreement of each holder of a Company Option that the Company Option shall terminate if not exercised by the Effective Time, or that the Company Option, whether vested or unvested, shall at the Effective Time be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, only an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the value of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment.

               (b)               Company Awards.  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Compensation and Benefits Plans, other than Company Options (the "Company Awards"), shall be cancelled and shall entitle the holder thereof to receive only an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the value of the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

               (c)                Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the Company, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Sections 5.3(a) and 5.3(b), including obtaining the acknowledgements of all holders of Company Options to the treatment under

Section 5.3(a).  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Mitsui USA nor the Surviving Corporation shall be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards after the Effective Time.

               5.4.            Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Mitsui USA by the Company prior to entering into this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Mitsui USA and Merger Sub that:

               6.1.            Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Company has made available to Mitsui USA complete and correct copies of the Company's and its Subsidiaries' articles of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Section 6.1 of the Company Disclosure Letter contains a correct and complete list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

               6.2.            Capital Structure.

               (a)                The authorized capital stock of the Company consists of 50,000,000 Shares, of which 13,059,257 Shares were outstanding as of the close of business on February 28, 2007, and 500,000 shares of preferred stock ("Preferred

Stock"), no par value per share, of which no shares of Preferred Stock were outstanding as of the close of business on the date hereof.  All the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  Other than 329,150 Shares reserved for issuance under the Company's 1995 Stock Option Plan, 2000 Stock Option Plan, 2006 Restricted Stock Plan, 1997 Nonemployee Directors Stock Plan, the 1999 Amended and Restated Nonemployee Directors Stock Plan, and the Second Nonemployee Director Stock Plan and the 77,000 Shares subject to issuance under the 2006 Restricted Stock Plan (the Company's 1995 Stock Option Plan, 2000 Stock Option Plan, 2006 Restricted Stock Plan, 1997 Nonemployee Directors Stock Plan, the 1999 Amended and Restated Nonemployee Directors Stock Plan, the Second Nonemployee Director Stock Plan and the 2006 Restricted Stock Plan, collectively, the "Stock Plans") and Shares and shares of preferred stock subject to issuance under the Rights Agreement, dated as of April 24, 1998 (the "Rights Agreement") between the Company and National City Bank, the Company has no Shares subject to issuance.  Section 6.2(a) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, and any stock appreciation or stock-related rights under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting shall be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger.  Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a "Lien").  Except as set forth above and except for the rights (the "Rights") that have been issued pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

               (b)               Section 6.2(b) of the Company Disclosure Letter sets forth (x) each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Mitsui USA or its Affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

               (c)                Each Company Option (A) was granted in compliance with all applicable Laws and all the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to the date on which the Company's board of directors or compensation committee actually awarded such Company Option, and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company's tax returns and the Company's financial statements referred to in Section 6.5(d), respectively.

               6.3.            Corporate Authority; Approval; Opinion of Financial Advisor.

               (a)                The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders' meeting duly called and held for such purpose (the "Company Requisite Vote").  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

               (b)               The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, adopted, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption and approval of this Agreement to the holders of Shares (the "Company Recommendation"), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and approval and (C) received the opinion of the Company's financial advisor, CIBC World Markets Corp., to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to holders of Shares (other than Parent, Mitsui USA, Merger Sub and their respective Affiliates).  It is agreed and understood that such opinion is for the benefit of the Company's board of directors and may not be relied upon by Mitsui USA or Merger Sub.  The board of directors of the Company has taken all action so that Mitsui USA, Merger Sub and their Affiliates shall not be an "interested shareholder" or delayed in or prohibited from entering into or consummating a "business combination" with the Company (in each case as such term is used in Sections 271B.12-200 through 271.12-230 of the KBCA) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

               6.4.            Governmental Filings; No Violations; Certain Contracts.

               (a)                Other than the filings and/or notices pursuant to Section 2.3, under the HSR Act and under antitrust or other competition Law of Canada, Mexico or other jurisdictions (the "Company Approvals"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time in the manner such business was conducted on the date of this Agreement, except those that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

               (b)               The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby shall not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 6.4(a), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Section 6.4(b) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

               (c)                Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Mitsui USA or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business.

               (d)               The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

               6.5.            Company Reports; Financial Statements.

               (a)                The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the "Company Reports").  Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, shall comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement shall not (other than with respect to any information provided by Mitsui USA and Merger Sub), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

               (b)               The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.  Except as permitted by the Exchange Act or the rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

               (c)                The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements.  The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company's board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to affect adversely the Company's ability to record, process, summarize and report financial information and has identified for the Company's auditors and audit committee of the Company's board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.  The Company has made available to Mitsui USA (i) a summary of any such disclosure made by management to the Company's auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company's auditors to the audit committee required or contemplated by listing standards of NASDAQ, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board.  Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company.  The Company has made available to Mitsui USA a summary of all complaints or concerns relating to other matters made since the Applicable Date through the Company's whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.  No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

               (d)               Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, shall fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, shall fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that shall not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

               6.6.            Absence of Certain Changes.  Since September 30, 2006, except as disclosed in filings by the Company with the SEC between September 30, 2006 and February 16, 2007, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

               (a)                any change in the financial condition, properties, assets, liabilities, business, prospects or results of operations or any circumstance, occurrence or development (including any material adverse change with respect to any circumstance, occurrence or development existing on or prior to September 30, 2006) of which management of the Company has knowledge that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

               (b)               any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

               (c)                other than regular semiannual dividends on Shares of $0.15 per Share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

               (d)               any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

               (e)                (A) any increase in the base, incentive or other compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for required changes due to changes in the law or increases permitted under 6.6(e)(A); or

               (f)                 the entry into any Contract to do any of the foregoing.

               6.7.            Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the executive officers of the Company have knowledge that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to environmental and occupational safety and health matters, except, in the case of subsections (i) and (ii) above, to the extent set forth in the Company's consolidated balance sheets (included in the Company Reports) for the year ended September 30, 2006 and the quarter ended December 31, 2006 and those that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity other than with respect to monetary judgments that have been paid in full.

               6.8.            Employee Benefits.

               (a)                (i) All benefit and compensation plans, contracts, policies or arrangements including "employee benefit plans" within the meaning of Section 3(3) of ERISA and any pension, retirement, welfare, medical, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans and employment and change in control plans and agreements, (A) covering Employees or current or former directors of the Company or (B) pursuant to which the Company or any of its Subsidiaries would have any liability ("Compensation and Benefit Plans"), other than Non-U.S. Benefit Plans, are listed on Section 6.8(a) of the Company Disclosure Letter, and (ii) each Compensation and Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified.  True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Compensation and Benefit Plan, and all amendments thereto have been provided to Mitsui USA.

               (b)               All U.S. Benefit Plans are in substantial compliance with ERISA, the Code and other applicable laws.  Each U.S. Benefit Plan which is subject to ERISA (an "ERISA Plan") that is a Pension Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such Plan under Section 401(a) of the Code.  Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.  Neither the Company nor any of its Affiliates has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any Subsidiary of the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  Neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur a material tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

               (c)                Each Compensation and Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in a good faith effort to comply in all material respects according to the applicable requirements of Section 409A of the Code.

               (d)               No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate").  The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or shall be required to be filed in connection with the transaction contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

               (e)                All contributions required to be made under each Compensation and Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Compensation and Benefit Plan have been properly accrued and reflected in the financial statements referred to in Section 6.5(d) of this Agreement.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code shall be materially increased by application of Section 412(l) of the Code.  Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (f)                 Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

               (g)                There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Compensation and Benefit Plans.  Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement.  The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

               (h)                There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Compensation and Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby shall, except as otherwise provided in Section 5.3, (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in  any other material obligation pursuant to, any of the Compensation and Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Mitsui USA or any of its Affiliates to merge, amend or terminate any of the Compensation and Benefit Plans or (z) result in payments under any of the Compensation and Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

               (i)                  All Non-U.S. Benefit Plans comply in all material respects with applicable local law.  All Non-U.S. Benefit Plans are listed on Section 6.8(i) of the Company Disclosure Letter.  The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan.  As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

               6.9.            Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Except with respect to regulatory matters covered by Section 8.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  The Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.  The Company and its Subsidiaries each has obtained and is in compliance with Licenses necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

               6.10.        Material Contracts and Government Contracts.

               (a)                As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

               (i)                  any lease of real or personal property providing for annual rentals of $200,000 or more;

               (ii)                other than Contracts relating to the purchase of raw materials or the sale of products, in either case in the ordinary course of business, any Contract that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $300,000 or (y) aggregate payments to or from the Company and its Subsidiaries of more than $700,000;

               (iii)               any Contract relating to the purchase of raw materials or the sale of products, in either case in the ordinary course of business, that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $20,000,000 or (y) aggregate payments to or from the Company and its Subsidiaries of more than $20,000,000;

               (iv)              other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $400,000 without regard to percentage voting or economic interest;

               (v)                any Contract (other than Contracts among direct or indirect wholly owned Subsidiaries of the Company) pursuant to which the Company or any of its Subsidiaries incurs indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) in excess of $400,000;

               (vi)              any Contract required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

               (vii)             any Contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Mitsui USA or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business, (B) requires or would reasonably be expected to require the disposition of any material assets (other than products sold in the ordinary course of business) or line of business of the Company or its Subsidiaries or, after the Effective Time, Mitsui USA or its Affiliates, (C) grants "most favored nation" status that, following the Merger, would apply to Mitsui USA and its Affiliates, including the Company and its Subsidiaries, (D) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights or (E) grants any Person exclusive or similar rights in respect of any services in any line of business or any geographic area with respect to or affecting the Company or its Subsidiaries (or, after the Effective Time, Mitsui USA or its Affiliates);

               (viii)           any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of any other Person;

               (ix)              except as set forth in or incorporated by reference in the Company Reports filed prior to February 16, 2007, any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning 5% or more of the outstanding Shares;

               (x)                any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business; and

               (xi)              any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000 (the Contracts described in clauses (i) -- (xi), together with all exhibits and schedules to such Contracts, the "Material Contracts").

               (b)               (i) A copy of each Material Contract has been made available to Mitsui USA and (ii) each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract except for such defaults or breaches as would not reasonably be expected to have a Material Adverse Effect.

               (c)                 (i)  With respect to each Government Contract, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (x) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications; (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or has violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date of this Agreement pertaining to any Government Contract.

               (ii)                Except as would not reasonably be expected to have a Material Adverse Effect, (x) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

               6.11.        Real Property.

               (a)                Except in any such case as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, with respect to the Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

               (b)               With respect to the Leased Real Property, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company nor any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred that, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries, to permit termination, modification or acceleration by any third party thereunder, or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

               (c)                Section 6.11(c) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property.  Section 6.11(c) of the Company Disclosure Letter sets forth a correct street address or such other information as is reasonably necessary to identify each parcel of Owned Real Property.  To the knowledge of the Company, each facility included in the Owned Real Property (including all buildings, structures, and improvements) (i) is, in all material respects, in good operating condition and repair, subject to ordinary wear and tear and (ii) does not require repairs or alterations that are material in nature or cost for its current use.  There are no pending or, to the knowledge of the Company, threatened material appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

               (d)               For purposes of this Section 6.11 only, "Encumbrance" means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 6.11(d) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (c) mechanics', carriers', workmen's, repairmen's or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company; (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (e) easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report; and (f) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

               6.12.        Takeover Statutes.  No Takeover Statute or any anti-takeover provision in the Company's articles of incorporation or by-laws is applicable to Mitsui USA, Merger Sub, the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

               6.13.        Environmental Matters.  Except for such matters that, alone or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:  (a) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws;  (b) no property (including soils, groundwater, surface features, buildings and structures) currently or formerly owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance in quantities or conditions that would reasonably be expected to result in liability or any corrective or remedial obligations pursuant to any Environmental Law; (c) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any formerly owned or operated property or third party property; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, agreement with, or to the knowledge of the Company, investigation by, any Governmental Entity or any indemnity or other agreement with any third party concerning any obligations or liability arising under or relating to any Environmental Law; (f) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, or cost of or against the Company, or any restriction on the ownership, use, or transfer of any property owned or operated by the Company, pursuant to any Environmental Law; and  (g) the Company has made available to Mitsui USA copies of all environmental reports, studies, assessments, sampling data and other environmental documents in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

               6.14.        Taxes.

               (a)                all material Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company and any of its Subsidiaries (taking into account any extension of time to file), have been or shall be prepared in good faith and timely filed on or before the Closing Date, and all such Tax Returns are or shall be true and complete in all material respects.  Other than Taxes incurred in the ordinary course of business, the Company and its Subsidiaries have no liability for unpaid Taxes accruing after the date of the Company's or its Subsidiaries' (respectively) latest Tax Returns, other than those which have been accrued on the Company's or any Subsidiary's financial statements as of December 31, 2006.

               (b)               all Taxes shown to be due on the material Tax Returns referred to in clause (a) have been or shall be timely paid in full;

               (c)                all Specified Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.  For purposes of this clause (c), "Specified Tax Returns" mean only the following material Tax Returns referred to in clause (a) (but excluding all Non-Controlled Subsidiaries Tax Returns): U.S. federal income Tax Returns, Indiana, Ohio Tennessee and Michigan income and franchise Tax Returns, Mexican single federal annual Tax Returns, and any Tax Return showing a tax due of more than $750,000. There are no material audits, examinations, investigations, or other proceedings in respect of Taxes or Tax matters of the Company or any of its Subsidiaries that are pending.  Copies of all material Tax Returns of the Company or any of its Subsidiaries have been provided to Mitsui USA;

               (d)               all deficiencies asserted or assessments made as a result of any examinations of Tax Returns have been paid in full;

               (e)                no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending;

               (f)                 no waivers of statutes of limitation have been given by or requested with respect to any material Taxes of the Company or any of its Subsidiaries;

               (g)                the Company or any of its Subsidiaries shall not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing;

               (h)                there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (other than for Taxes not yet due and payable);

               (i)                  the Company or any of its Subsidiaries have never been members of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which the Company was the common parent;

               (j)                 no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries;

               (k)               the Company or any of its Subsidiaries have not participated in any "reportable transactions" within the meaning of Treasury Regulations Section 1.6011-4, and the Company or any of its Subsidiaries have not been a "material advisor" to any such transactions within the meaning of Section 6111 of the Code; and

               (l)                  each of the Company and its Subsidiaries have withheld all material amounts of Taxes (and timely paid to the appropriate governmental authority) from the employees, customers and any other applicable payees for all periods in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons).

               (m)              No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

               6.15.        Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other similar material Contract with a labor union or labor organization.  Neither the Company nor any of its Subsidiaries is the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice, or that seeks to compel it or them to bargain with any labor union or labor organization.  To the knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any employees of the Company or any of its Subsidiaries, and no demand for recognition as representative of any such employees has been made by or on behalf of any labor organization or trade union within the last three years.  There is not now pending or, to the knowledge of the Company, threatened, nor has there been for the past three years any material labor strike, labor dispute, walk-out, work stoppage, slow-down, labor or employee picketing or lockout involving the Company or any of its Subsidiaries.  The Company has previously made available to Mitsui USA correct and complete copies of all of the Company Labor Agreements.  The consummation of the Merger and the other transactions contemplated by this Agreement shall not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements.  The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

               6.16.        Intellectual Property.

               (a)                To the knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.  The Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company's or its Subsidiaries' use of, or its rights to, such Intellectual Property.  To the knowledge of the Company, the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the five-year period immediately preceding the date of this Agreement.

               (b)               The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company's knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached by the Company or its Subsidiaries or, to the Company's knowledge, by the other party to such agreements.

               (c)                The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use its Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to Mitsui USA.  The Company and its Subsidiaries do not obtain any material rights to use third party intellectual property pursuant to sublicenses or pursuant to cross-licenses, settlement agreements or other royalty free agreements.

               (d)               The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects as required by the Company and its Subsidiaries in connection with its business.  To the Company's knowledge, no person has gained unauthorized access to the IT Assets which unauthorized access would reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

               6.17.        Insurance.  The Company and its Subsidiaries maintain Insurance Policies with reputable insurance carriers, which the Company believes provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

               6.18.        Customers and Suppliers.

               (a)                As of the date hereof, none of the 12 largest customers of the

Company and its Subsidiaries, taken as a whole, by revenue for the fiscal year ended September 30, 2006 (each, a "Top Customer") has given notice to the Company or any of its Subsidiaries, and the Company has no knowledge, that any such Top Customer intends to materially reduce its purchases of goods or services from the Company and its Subsidiaries, whether or not as a result of the transactions contemplated by this Agreement.  Since September 30, 2005, other than returns or rejections in the ordinary course of business, neither the Company nor any of its Subsidiaries has had any material disputes with, and no material claims have been made against the Company or any of its Subsidiaries by, any Top Customer.  For the fiscal year ended September 30, 2006, the percentage of the Company's revenue attributable to Top Customers is set forth on Schedule 6.18(a).

               (b)               As of the date hereof, none of the 5 largest suppliers of the Company and its Subsidiaries, taken as a whole, by expense for the fiscal year ended September 30, 2006 (each, a "Top Supplier") has given notice to the Company or any of its Subsidiaries that, and the Company has no knowledge that, any such Top Supplier intends to materially reduce its supply of goods or services to the Company and its Subsidiaries, whether or not as a result of the transactions contemplated by this Agreement.  Since September 30, 2005, other than returns or rejections in the ordinary course of business, neither the Company nor any of its Subsidiaries has had any material disputes with, and no material claims have been made against the Company or any of its Subsidiaries by, any Top Supplier.  For the fiscal year ended September 30, 2006, the percentage of the Company's expenses attributable to Top Suppliers is set forth on Schedule 6.18(b).

               6.19.        Rights Agreement.  The board of directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

               6.20.        Forecasts.  The financial forecasts for the Company and its Subsidiaries provided by the Company to Mitsui USA were prepared by the Company's management in good faith based upon the books and records of the Company and its Subsidiaries and reasonable assumptions.

               6.21.        Revenue Sources.  The revenues source comparisons on Schedule 6.21 are true and correct.

               6.22.        Canadian Competition Filings.

               (a)                The transactions contemplated by this Agreement are not subject to pre-merger notification under Part IX of the Competition Act (Canada) on the grounds that the thresholds set out in section 110 of the Competition Act (Canada) are not exceeded.

               (b)               The Canadian Business is not engaged in any of the sensitive sector activities set out in subsection 14.1(5) of the Investment Canada Act.

               6.23.        Affiliate Transactions.  Except as disclosed in the Company Reports filed with the SEC on or before February 16, 2007, there are no material transactions or agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or partner, officer or director of the Company.

               6.24.        Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed CIBC World Markets Corp. as its financial advisor.  The Company has made available to Mitsui USA a complete and accurate copy of all agreements pursuant to which CIBC World Markets Corp. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF MITSUI USA AND MERGER SUB

               Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Mitsui USA prior to entering into this Agreement (the "Mitsui USA Disclosure Letter") (it being agreed that disclosure of any item in any section or subsection of the Mitsui USA Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Mitsui USA and Merger Sub each hereby represent and warrant to the Company that:

               7.1.            Organization, Good Standing and Qualification.  Each of Mitsui USA and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, individually or in the aggregate, could not reasonably be expected to prevent, materially delay or materially impair the ability of Mitsui USA and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  Mitsui USA has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Mitsui USA and the articles of incorporation and by-laws of Merger Sub, each as in effect on the date of this Agreement.

               7.2.            Corporate Authority.  Each of Mitsui USA and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger.  This Agreement has been duly executed and delivered by each of Mitsui USA and Merger Sub and is a valid and binding agreement of Mitsui USA and Merger Sub, enforceable against each of Mitsui USA and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The execution, delivery and performance of this Agreement has been approved and authorized by the shareholders of Merger Sub.

               7.3.            Governmental Filings; No Violations; Etc.

               (a)                Other than the filings and/or notices pursuant to Section 2.3, under the HSR Act and under antitrust or other competition Law of Canada, Mexico or other jurisdictions (the "Mitsui USA Approvals"), no notices, reports or other filings are required to be made by Mitsui & Co., Ltd. ("Parent"), a corporation organized under the Commercial Code of Japan, Mitsui USA or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, Mitsui USA or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Mitsui USA and Merger Sub and the consummation by Mitsui USA and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, individually or in the aggregate, could not reasonably be expected to prevent, materially delay or materially impair the ability of Mitsui USA or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

               (b)               The execution, delivery and performance of this Agreement by Mitsui USA and Merger Sub do not, and the consummation by Mitsui USA and Merger Sub of the Merger and the other transactions contemplated hereby shall not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Mitsui USA or the articles of incorporation or by-laws of Merger Sub or the comparable governing instruments of any of Mitsui USA's Affiliates, or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any material obligations under or the creation of a Lien on any of the material assets of Mitsui USA or Merger Sub pursuant to, any Contract binding upon Mitsui USA or Merger Sub or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 7.3(a), under any Law to which Mitsui USA or Merger Sub is subject; except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

               7.4.            Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Mitsui USA, threatened against Parent, Mitsui USA or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Mitsui USA and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

               7.5.            Available Funds.  Mitsui USA and Merger Sub have available to them, or as of the Effective Time shall have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

               7.6.            Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time shall have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.  All of the issued and outstanding stock of Merger Sub is, and at the Effective Time will be, owned as reflected in the preamble to this Agreement.

ARTICLE VIII

COVENANTS

               8.1.            Interim Operations.

               (a)                The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Mitsui USA shall otherwise agree (which agreement shall not be unreasonably withheld or conditioned), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and to maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and to keep available the services of its and its Subsidiaries' present employees and agents.  Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Mitsui USA may approve (such approval not to be unreasonably withheld or conditioned) or (C) as set forth in Section 8.1 of the Company Disclosure Letter, the Company shall not and shall not permit its Subsidiaries to:

               (i)                  adopt or propose any change in its articles of incorporation or by-laws or other applicable governing instruments;

               (ii)                merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or liquidate completely or partially or otherwise enter into any Contracts imposing material changes or restrictions on its assets, operations or businesses;

               (iii)               acquire assets outside the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $250,000 in any transaction or transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

               (iv)              issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary and other than shares issuable in accordance with existing rights under the Stock Plans as of the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

               (v)                create or incur any Lien or Liens material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in the aggregate in excess of $250,000;

               (vi)              make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $200,000 in the aggregate other than advances to suppliers in the ordinary course of business consistent with past practice;

               (vii)             other than the declaration and payment of regular semi-annual dividends on Shares of $0.15 per Share, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect Subsidiary to the Company or to any other direct or indirect Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

               (viii)           reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

               (ix)              incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money (1) incurred in the ordinary course of business consistent with past practices not to exceed $1,000,000 in the aggregate, (2) as described in Section 8.1(a)(ix) of the Company

Disclosure Letter or (3) in replacement of existing indebtedness for borrowed money on commercially reasonable terms, (B) guarantees incurred in compliance with this Section 8.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (C) interest rate swaps on customary commercial terms consistent with past practice and in compliance with the Company's risk management policies in effect on the date of this Agreement and not to exceed $1,000,000 of notional debt in the aggregate;

               (x)                except as set forth in the capital budgets set forth in Section 8.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure or expenditures in excess of $500,000 in the aggregate during any 12-month period;

               (xi)              other than in the ordinary course of business, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement (other than as otherwise expressly permitted in this Section 8.1(a));

               (xii)             make any changes with respect to accounting policies or procedures (including Tax accounting policies and procedures), except as required by changes in applicable GAAP or Regulation S-X promulgated under the Exchange Act;

               (xiii)           settle any litigation or other proceedings before a Governmental Entity for an amount to be paid by the Company or any of its Subsidiaries in excess of $100,000 (or $200,000 in the aggregate with respect to all such proceedings) or settle any obligation or liability of the Company in excess of $100,000 (or $200,000 in the aggregate with respect to all such obligations or liabilities);

               (xiv)           other than in the ordinary course of business consistent with past practice, (a) amend or modify in any material respect, or terminate, any Material Contract (other than as expressly permitted by this Section 8.1(a)), or (b) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $100,000 or in the aggregate in excess of $350,000;

               (xv)            except as required by Law and after prior consultation with Mitsui USA, make any material Tax election, settle or compromise any material Tax liability or file any amended Tax Return;

               (xvi)           except in the ordinary course of business consistent with past practices, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets (other than obsolete assets), product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries;

               (xvii)         except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 6.8(a) of the Company Disclosure Letter, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (C) establish, adopt, amend or terminate any Compensation and Benefit Plan or any plan, contract, policy or arrangement that would have been a Compensation and Benefit Plan had it been in effect as of the date hereof, or amend the terms of any outstanding equity-based awards except to the extent necessary to comply with Section 5.3(c), (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Compensation and Benefit Plan, to the extent not already provided in any such Compensation and Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Compensation and Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

               (xviii)        agree, authorize or commit to do any of the foregoing.

               (b)               Prior to making any written communications or formal oral presentations to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Mitsui USA with a copy of the intended communication, Mitsui USA shall have a reasonable period of time to review and comment on the communication, and Mitsui USA and the Company shall cooperate in providing any such mutually agreeable communication.

               8.2.            Acquisition Proposals.

               (a)                No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 8.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries' employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, "Representatives") not to, directly or indirectly:

               (i)                  initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

               (ii)                engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

               (iii)               otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.

               Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 10% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 11.7) and subject to Section 8.2(e); provided, however, such confidentiality agreement need not prohibit the making of one or more Acquisition Proposals; and promptly discloses (and, if applicable, provides copies of) any such information to Mitsui USA to the extent not previously provided to such party; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 8.2(b), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors' fiduciary duties under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with the Company's outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

               (b)               No Change in Recommendation or Alternative Acquisition Agreement.  Neither the board of directors of the Company nor any committee of the board of directors shall:

               (i)                  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Mitsui

USA, the Company Recommendation with respect to the Merger; or

               (ii)                except as expressly permitted by, and after compliance with, Section 10.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 8.2(a) entered into in compliance with Section 8.2(a)) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal.

               Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or knowingly facilitated in breach of this Agreement (provided that the Company, each of its Subsidiaries and their respective Representatives shall be deemed to have knowledge of the terms of this Agreement), if the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors' fiduciary duties under applicable Law (a "Change of Recommendation"); provided, that no Change of Recommendation may be made until after at least 72 hours following Mitsui USA's receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 8.2(e).  In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall take into account any changes to the terms of this Agreement proposed by Mitsui USA and any other information provided by Mitsui USA in response to such notice.  Any material amendment to any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of this Section 8.2(a), including with respect to the notice period referred to in Section 8.2(e).

               (c)                Certain Permitted Disclosure.  Nothing contained in this Section 8.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal.

               (d)               Existing Discussions.  The Company agrees that it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  The Company agrees that it shall take the necessary steps to inform promptly the individuals or entities referred to in the immediately preceding sentence of the obligations undertaken in this Section 8.2 and in the Confidentiality Agreement.  The Company also agrees that it shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

               (e)                Notice.  The Company agrees that it shall promptly (and, in any event, within 48 hours) notify Mitsui USA if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Mitsui USA informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company's intentions as previously notified.

               8.3.            Proxy Filing; Information Supplied.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 30 days after the date of this Agreement, the Proxy Statement.  The Company agrees, as to itself and Subsidiaries, that (i) the Proxy Statement shall comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement shall, at the date of mailing to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               8.4.            Shareholders Meeting.  The Company shall take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene the Shareholders Meeting as promptly as practicable after the execution of this Agreement, and in any event within 90 days after the date of this Agreement subject to extensions required in order to distribute the Proxy Statement in compliance with the notice requirements under Kentucky law but only to the extent the Company has complied with Sections 8.3, 8.4 and 8.5(a) and shall not postpone of adjourn such meeting except to the extent required by applicable Law; provided, however, that in the event the Company receives an unsolicited bona fide Acquisition Proposal involving 75% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company between May 4, 2007 and May 19, 2007, the Company shall be entitled to a one-time postponement of the Shareholder Meeting to a date not more than 30 days after the receipt of such unsolicited bona fide Acquisition Proposal.  Subject to Section 8.2(a), the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such approval of this Agreement.  In the event that subsequent to the date hereof, the board of directors of the Company determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares for adoption at the Shareholders Meeting (in compliance with Section 271B.11-030 of the KBCA) and to the fullest extent permitted by Law unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting; provided that this sentence shall not require the Company to convene a Shareholders Meeting prior to the time required pursuant to the first sentence of this Section 8.4.

               8.5.            Filings; Other Actions; Notification.

               (a)                Proxy Statement.  The Company shall promptly notify Mitsui USA of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Mitsui USA copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  Each of the Company and Mitsui USA shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

               (b)               Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Mitsui USA shall cooperate with each other and use (and shall cause their respective Subsidiaries (and Parent, in the case of Mitsui USA) to use and Mitsui USA shall be responsible for any failure of Parent to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, that (i) nothing in this Agreement, including this Section 8.5, shall require, or be construed to require, Mitsui USA or any of its Affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Mitsui USA, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) of or restriction on, or other impairment of Mitsui USA's or any of its Affiliate's ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or Mitsui USA's or any of its Affiliate's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company, (ii) nothing in this Agreement shall require, or be construed to require, Mitsui USA or any of its Affiliates to take any other action under this Section 8.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger and (iii) nothing in this Agreement, including this Section 8.5(b), shall require Mitsui USA and its Affiliates to make any material payments, other than filing fees required by Law, or provide any other material consideration in connection with any waiver or consent reasonably necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (or to consent to any material payment, other than filing fees required by Law, or provide any other material consideration by the Company or any of its Subsidiaries in connection with such waivers or consents).  The Company shall, and Mitsui USA shall cause Parent to, request early termination of the waiting period with respect to the Merger under the HSR Act.  Subject to applicable Laws relating to the exchange of information, and each party's independent responsibility and authority to prepare and make their own filing under the HSR Act or antitrust or other competition Laws of Mexico and Canada, Mitsui USA shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Mitsui USA and the Company shall have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Mitsui USA or the Company, as the case may be, and any of their respective Subsidiaries or Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement).  In exercising the foregoing rights, each of the Company and Mitsui USA shall act reasonably and as promptly as practicable.

               (c)                Information.  Subject to applicable Laws, the Company and Mitsui USA each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Mitsui USA, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

               (d)               Status.  Subject to applicable Laws and as required by any Governmental Entity, the Company and Mitsui USA each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Mitsui USA or the Company, as the case may be, or any of their respective Affiliates, from any third party (other than immaterial notices or communications) and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.  The Company shall give prompt notice to Mitsui USA of any change, fact or condition that has caused or would reasonably be expected to result in (i) a Material Adverse Effect or (ii) a failure to satisfy any condition to Mitsui USA's obligations to effect the Merger.  Neither the Company nor Mitsui USA shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

               8.6.            Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Mitsui USA's officers and other authorized Representatives (including environmental consultants) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Mitsui USA all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 8.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure; provided, further, nothing in this Agreement, including this Section 8.6, shall require the Company and its Affiliates to make any material payments or provide any other material consideration in connection with obtaining such consent or (ii) to disclose any privileged information of the Company or any of its Subsidiaries.  All requests for information made pursuant to this Section 8.6 shall be directed to the executive officer or other Person designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.

               8.7.            Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Mitsui USA and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the de‑listing by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

               8.8.            Publicity.  The Company and Mitsui USA each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

               8.9.            Employee Benefits.

               (a)                During the period commencing at the Effective Time and ending on December 31, 2007, the aggregate level of benefits and compensation opportunities provided to the employees of the Company and its Subsidiaries under the Compensation and Benefit Plans shall not be reduced, except this shall not apply to any equity based compensation.  Mitsui USA shall cause any employee benefit plans (including vacation, severance and disability plans) in which the employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting and benefit accrual thereunder (but not (i) for benefit accrual under defined benefit pension plans, (ii) for purposes of qualifying for subsidized early retirement benefits or (iii) to the extent it would result in a duplication of benefits), service by employees of the Company and its Subsidiaries as if such service were with Mitsui USA, to the same extent such service was credited under a comparable Compensation and Benefit Plan.   For purposes of each Compensation and Benefit Plan providing medical, dental, drug, vision, life insurance or disability benefits to any employee of the Company or its Subsidiaries, Mitsui USA shall ensure that such benefit plans (i) waive all pre-existing condition exclusions with respect to such employees and their dependents to the same extent such exclusions were waived under a comparable plan of the Company prior to the Effective Time, and (ii) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such employees and their dependents.  Notwithstanding the foregoing, nothing contained herein shall (A) be treated as an amendment of any particular Compensation and Benefit Plan, (B) give any third party any right to enforce the provisions of this Section 8.9 or (C) obligate Mitsui USA, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Compensation and Benefit Plan or (ii) retain the employment of any particular employee.

               (b)               Prior to the Effective Time, if requested by Mitsui USA in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (A) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence participation therein following the Effective Time and (B) cause the Steel Technologies Inc. Retirement Savings Plan to be terminated effective immediately prior to the Effective Time.

               8.10.        Expenses.  Except as otherwise provided in Section 10.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

               8.11.        Indemnification; Directors' and Officers' Insurance.   (a)  From and after the Effective Time, each of Mitsui USA and the Surviving Corporation agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, settlements, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including claims arising out of this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its articles of incorporation, by-laws or any Contract in effect on the date of this Agreement to indemnify such Person (and Mitsui USA or the Surviving Corporation also shall advance expenses as incurred to the fullest extent permitted under applicable Law or articles of incorporation, by-laws or any director indemnification Contracts in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by non-appealable order of a court of competent jurisdiction that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Kentucky law and the Company's articles of incorporation and by-laws or any director indemnification Contract in effect on the date of this Agreement shall be made by independent counsel selected by the Surviving Corporation and subject to the consent of the Indemnified Party (not to be unreasonably withheld).

               (b)               Any Indemnified Party wishing to claim indemnification under Section 8.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Mitsui USA thereof, but the failure to so notify shall not relieve Mitsui USA or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time),  (i) Mitsui USA or the Surviving Corporation shall have the right to assume the defense thereof and Mitsui USA and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Mitsui USA or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Mitsui USA or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Mitsui USA or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Mitsui USA and the Surviving Corporation shall be obligated pursuant to this Section 8.11(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties shall cooperate in the defense of any such matter; and (iii) Mitsui USA and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that in the case of (i), (ii) and (iii) Mitsui USA and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final by non-appealable order, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

               (c)                Prior to the Effective Time, the Company shall and, if the Company is unable to, Mitsui USA shall cause the Surviving Corporation as of the Effective Time to obtain, fully pay for, and maintain "tail" insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance") with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in the Company Disclosure Letter.  If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Mitsui USA shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Mitsui USA shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date of this Agreement; provided, that in no event shall Mitsui USA or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

               (d)               If Mitsui USA or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Mitsui USA or the Surviving Corporation shall assume all the obligations set forth in this Section 8.11.

               (e)                The provisions of this Section 8.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

               (f)                 The rights of the Indemnified Parties under this Section 8.11 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

               8.12.        Other Actions by the Company.

               (a)                Rights.  Prior to the Effective Time, the board of directors of the Company shall take all necessary action to cause the Rights to cease to be outstanding as of the Effective Time and to terminate the Rights Agreement, effective immediately as of the Effective Time, without payment of any consideration in respect thereof other than the redemption price of $0.01 per Right.

               (b)               Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

               (c)                Section 16 Matters.  Prior to the Effective Time, the Company shall take all actions that are required to cause any dispositions of Shares (and derivative securities with respect to Shares) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

               (d)               Monthly Reporting.  The Company shall provide monthly reports to Mitsui USA on a timely basis summarizing the state of the business, operations and financial condition of the Non-Controlled Subsidiaries.

ARTICLE IX

CONDITIONS

               9.1.            Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a)                Shareholder Approval.  This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the applicable articles of incorporation and by-laws.

               (b)               Regulatory Consents.

               (i)                  (A) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (B) all required approvals (or the termination of all applicable waiting periods) under antitrust or other competition Laws of Mexico shall have been obtained.

               (ii)                Other than the filing pursuant to Section 2.3, all other authorizations, consents, orders or approvals of, or declarations, notices, or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Mitsui USA, and Merger Sub shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their Representatives would be subject to risk of criminal or civil sanctions.

               (c)                Litigation.  No Order is in effect.

               9.2.            Conditions to Obligations of Mitsui USA and Merger Sub.  The obligations of Mitsui USA and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Mitsui USA at or prior to the Effective Time of the following conditions:

               (a)                Representations and Warranties.   (i)  The representations and warranties in Sections 6.2, 6.3, 6.12 and 6.19 (the "Class 1 Representations and Warranties"; all other representations and warranties contained in ARTICLE VI, the "Class 2 Representations and Warranties") that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date).  The Class 2 Representations and Warranties shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Class 2 Representations and Warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (ii) Mitsui USA shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 9.2(a) and the conditions set forth in this Section 9.2(a) have been satisfied.

               (b)               Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Mitsui USA shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 9.2(b) and the conditions set forth in this Section 9.2(b) have been satisfied.

               (c)                No Restraints.  There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Mitsui USA's ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Mitsui USA or its Subsidiaries (including by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold-separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit Mitsui USA's or Parent's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

               (d)               Governmental Consents.  Other than the filing pursuant to Section 2.3, all Governmental Consents shall have been made or obtained except those that the failure to make or obtain, individually or in the aggregate, (i) could not reasonably be expected to have a material adverse effect on the business and operations of Parent, Mitsui USA or the Surviving Corporation or (ii) could not reasonably be expected to impair the benefits to Parent or Mitsui USA expected, as of the date of this Agreement, to be realized from consummation of the Merger.  All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which could reasonably be expected to have a material adverse effect on Parent, Mitsui USA or the Surviving Corporation or would not reasonably be expected to impair the benefits to Parent or Mitsui USA expected, as of the date of this Agreement, to be realized from consummation of the Merger.

               (e)                No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

               (f)                 Employment Agreements.  Other than as a result of the failure of Mitsui USA or its Affiliates to authorize Merger Sub to enter into the Employment Agreements, each Key Employee shall have executed and delivered such Key Employee's Employment Agreements and no Key Employee's employment with the Company shall have been terminated.

               (g)                FIRPTA Matters.  At the Closing, the Company shall deliver to Mitsui USA (in such form as set forth in Exhibit C): (a) a statement conforming to the requirements of Section 1.897-2(h) and Section 1.1445-2(c) of the United States Treasury Regulations; and (b) the notification to the IRS required under Section 1.897-2(h) of the United States Treasury Regulations.

               9.3.            Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

               (a)                Representations and Warranties.  (i)  The representations and warranties of Mitsui USA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Mitsui USA and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Mitsui USA by an officer of Mitsui USA to the effect that such officer has read this Section 9.3(a) and the conditions set forth in this Section 9.3(a) have been satisfied.

               (b)               Performance of Obligations of Mitsui USA and Merger Sub.  Each of Mitsui USA and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Mitsui USA and Merger Sub by an officer of Mitsui USA to the effect that such officer has read this Section 9.3(b) and the conditions set forth in this Section 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

               10.1.        Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 9.1(a), by mutual written consent of the Company and Mitsui USA by action of their respective boards of directors.

               10.2.        Termination by Either Mitsui USA or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Mitsui USA or the Company if (a) the Merger shall not have been consummated by September 30, 2007 (the "Termination Date"), whether such date is before or after the date of adoption of this Agreement by the shareholders of the Company referred to in Section 9.1(a), (b) the adoption of this Agreement by the shareholders of the Company referred to in Section 9.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement of the Shareholders Meeting taken in accordance with this Agreement or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 9.1(a)); provided that the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the occurrence of the failure of a condition to the consummation of the Merger.

               10.3.        Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of the Company:

               (a)                at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company is not in material breach of any of the terms of Section 8.2, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Mitsui USA that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Mitsui USA does not make, within five business days following receipt of the Company's notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Mitsui USA in immediately available funds any fees required to be paid pursuant to Section 10.5.  The Company agrees (x) that it shall not enter into the binding agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to Mitsui USA required thereby, (y) to notify Mitsui USA promptly if its intention to enter into the written agreement referred to in its notification and (z) during such five-day period, to negotiate in good faith with Mitsui USA with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Mitsui USA in response to a Superior Proposal, if any;

               (b)               if there has been a breach of any representation, warranty, covenant or agreement made by Mitsui USA or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 9.3(a) or 9.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after notice thereof is given by the Company to Mitsui USA and (y) the Termination Date.

               10.4.        Termination by Mitsui USA.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Mitsui USA if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of shareholders on the Merger prior to the time required by Section 8.4, (c) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Mitsui USA or an Affiliate of Mitsui USA) and (i) the Company board of directors recommends that the shareholders of the Company tender their shares in such tender or exchange offer or (ii) prior to 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company board of directors fails to recommend unequivocally against acceptance of such offer, (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 9.2(a) or 9.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by Mitsui USA to the Company and (y) the Termination Date.

               10.5.        Effect of Termination and Abandonment.   (a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE X, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in this Section 10.5 and the second sentence of Section 11.1 shall survive the termination of this Agreement.

               (b)               In the event that (i)(A) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries prior to the date of termination of this Agreement (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification not less than 10 business days prior to, with respect to termination pursuant to Section 10.2(b), the date of the Shareholders Meeting), (B) thereafter this Agreement is terminated by either Mitsui USA or the Company pursuant to Section 10.2(a) or 10.2(b), and (C) (1) within 12 months after termination of this Agreement the Company enters into a Contract with respect to an Alternative Transaction and (2) either (x) the Company consummates such Alternative Transaction or (y) (I) within 12 months of the Company entering into such Contract the Company enters into another Contract with respect to an Alternative Transaction and (II) the Company consummates such Alternative Transaction, (ii) this Agreement is terminated (A) (1) by Mitsui USA pursuant to Sections 10.4(b), 10.4(c)(ii) or 10.4(d) or (2) by the Company pursuant to Section 10.2(b) and, in the case of this clause (ii)(A)(2), on or prior to the date of the Shareholders Meeting, any event giving rise to Mitsui USA's right to terminate under Section 10.4 shall have occurred and (B) (1) within 12 months after termination of this Agreement the Company has entered into a Contract with respect to an Alternative Transaction and (2) either (x) the Company consummates such Alternative Transaction or (y) (I) within 12 months after the Company has entered into such Contract the Company enters into another Contract with respect to an Alternative Transaction and (II) the Company consummates such Alternative Transaction, (iii) this Agreement is terminated by the Company pursuant to Section 10.3(a) or (iv) this Agreement is terminated by Mitsui USA pursuant to Section 10.4(a) or Section 10.4(c)(i), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Mitsui USA a termination fee of $13,910,759 (the "Termination Fee") (provided that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 10.3) and shall promptly, but in no event later than two days after being notified of such by Mitsui USA, pay all the documented out-of-pocket expenses, including those of the Paying Agent, incurred by Mitsui USA or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,500,000, in each case payable by wire transfer of same day funds.  The Company acknowledges that the agreements contained in this Section 10.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Mitsui USA and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 10.5(b), and, in order to obtain such payment, Mitsui USA or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 10.5(b) or any portion of such fee, the Company shall pay to Mitsui USA or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment.  Subject to the proviso set forth in Section 10.5(a), the parties hereby acknowledge that if a Termination Fee becomes payable and is paid pursuant to Section 10.5(b), the Termination Fee shall be Mitsui USA's sole and exclusive remedy under this Agreement.

ARTICLE XI

MISCELLANEOUS AND GENERAL

               11.1.        Survival.  This ARTICLE XI and the agreements of the Company, Mitsui USA and Merger Sub contained in ARTICLE V and Sections 8.9, 8.10 and 8.11 shall survive the consummation of the Merger.  This ARTICLE XI and the agreements of the Company, Mitsui USA and Merger Sub contained in Section 8.10 and Section 10.5 and the Confidentiality Agreement shall survive the termination of this Agreement.  No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Merger or the termination of this Agreement.

               11.2.        Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Mitsui USA and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided in Section 11.1.

               11.3.        Waiver of Conditions.  The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

               11.4.        Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Any signature page delivered by facsimile or email shall be binding to the same extent as an original.

               11.5.        GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.   (a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES, it being understood that the Merger is being effected pursuant to the Laws of the Commonwealth of Kentucky and shall have the effect provided by the Laws of the Commonwealth of Kentucky.  The parties hereby irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the Southern District of New York and state courts located in New York County solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to any action, suit or proceeding with respect to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, shall be heard and determined in such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

               (b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,  (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

               (c)                The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity.

               11.6.        Notices.  All notices and communications hereunder shall be deemed to have been duly given and made only if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile or email, provided that the facsimile or email is promptly confirmed by telephone, return facsimile or email confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to Mitsui USA or Merger Sub:

Mitsui & Co. (U.S.A.), Inc.
200 Park Avenue,
New York, NY 10014
fax:       (212) 878-0992
attn:      Nobuhiko Tomishima

with a copy to

Sullivan & Cromwell LLP,
125 Broad Street,
New York, NY  10004
fax:       (212) 558-3588
email:    mannc@sullcrom.com
attn:      Christopher L. Mann

If to the Company:

Steel Technologies Inc.,
15415 Shelbyville Road,
Louisville, KY   40245.
fax:       (502) 245-0542
attn:      Michael J. Carroll
            John Baumann

with copies to:

Frost Brown Todd LLC,
400 West Market Street,
Floor 32,
Louisville, KY 40202-3363.
fax:       (502) 581-1087
email:    eglasscock@fbtlaw.com
attn:      C. Edward Glasscock
            David L. Beckman, Jr.

And

Stites & Harbison PLLC
400 West Market Street,
Suite 1800
Louisville, KY 40202-3352
fax:       (502) 587-6391
email:    cbradley@stites.com
attn:      C. Craig Bradley, Jr.

               or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

               11.7.        Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Mitsui USA Disclosure Letter and the Confidentiality Agreement, dated October 21, 2005, amended as of the date hereof (the "Confidentiality Agreement"), between Mitsui USA and the Company constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof; it being understood that the Exclusivity Agreement, dated January 23, 2007, among Mitsui USA, Parent and the Company shall be immediately terminated and shall become void and of no effect.

               11.8.        No Third Party Beneficiaries.  Except as provided in Section 8.11 only, Mitsui USA and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 8.11 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

               11.9.        Obligations of Mitsui USA and of the Company.  Whenever this Agreement requires a Subsidiary of Mitsui USA to take any action, such requirement shall be deemed to include an undertaking on the part of Mitsui USA to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to use its reasonable best efforts to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to use its reasonable best efforts to cause such Subsidiary to take such action; it being understood that, for the avoidance of doubt, such undertaking shall only require the Company or the Surviving Corporation, as applicable, to use its equity or other governance or management rights with respect to any Non-Controlled Subsidiary to cause such Non-Controlled Subsidiary to take such action.

               11.10.    Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

               11.11.    Construction.

               (a)                The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

               (b)               Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

               11.12.    Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Mitsui USA may designate, by written notice to the Company, another direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement.  Any purported assignment in violation of this Agreement is void.

               11.13.    Non-Controlled Subsidiary Representations.  Any representations or warranties of the Company set forth in the Sections 6.4 (other than 6.4(b)(A)), 6.6(b), 6.6(e) and 6.6(f), 6.8(a)(ii), 6.10 (other than 6.10(a) and 6.10(b)(i)), 6.11, 6.14 or 6.16(d) with respect to the Non-Controlled Subsidiaries shall be only to the knowledge of the Company.  Any representations or warranties of the Company set forth in the last sentence of 6.1, the last sentence of 6.4(b), the first two sentences of Section 6.11(c), the last sentence of Section 6.14(c) or Sections 6.3, 6.5, 6.8(a) (other than 6.8(a)(ii)), 6.10(a), 6.10(b)(i) or 6.19 shall not apply with respect to the Non-Controlled Subsidiaries.  Any Contracts of the Non-Controlled Subsidiaries that would be responsive to Section 6.10(a) if such representation applied to the Non-Controlled Subsidiaries shall be deemed Material Contracts.

              IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

STEEL TECHNOLOGIES INC.

By:	/s/ Bradford T. Ray
Name: Bradford T. Ray Title: Chairman & CEO

MITSUI & CO. (U.S.A., INC.)

By:	/s/ Ichizo Kutsukake
Name: Ichizo Kutsukake Title: Senior Vice President

BLUEGRASS ACQUISITION, INC.

By:	/s/ Nobuhiko Tomishima
Name: Nobuhiko Tomishima Title: Vice President and Secretary

EXHIBIT A

DEFINED TERMS

               "Acquisition Proposal" means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving the Company or any Significant Subsidiary or (ii) any other direct or indirect acquisition involving 10% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 10% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

               "Agreement" has the meaning set forth in the Preamble.

               "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

               "Alternative Acquisition Agreement" has the meaning set forth in Section 8.2(b)(ii).

               "Alternative Transaction" means an Acquisition Proposal (substituting "50%" for "10%" in the definition thereof) or proposals or offers that in the aggregate would if a single proposal or offer constitute an Acquisition Proposal (substituting "50%" for "10%" in the definition thereof).

               "Applicable Date" means September 30, 2003.

               "Bankruptcy and Equity Exception" has the meaning set forth in Section 6.3(a).

               "business day" means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are generally required or authorized to close in The City of New York.

               "By-Laws" has the meaning set forth in Section 3.2.

               "Canadian Business" means the business of Mi-Tech Steel Canada, Ltd. and Kasle Steel of Canada, Ltd.

               "Change of Recommendation" has the meaning set forth in Section 8.2(b).

               "Certificate" has the meaning set forth in Section 5.1(a).

               "Charter" has the meaning set forth in Section 3.1.

               "Class 1 Representations and Warranties" has the meaning set forth in Section 9.2(a).

               "Class 2 Representations and Warranties" has the meaning set forth in Section 9.2(a).

               "Closing" has the meaning set forth in Section 2.2.

               "Closing Date" has the meaning set forth in Section 2.2.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Company" has the meaning set forth in the Preamble.

               "Company Approvals" has the meaning set forth in Section 6.4(a).

               "Company Awards" has the meaning set forth in Section 5.3(b).

               "Company Disclosure Letter" has the meaning set forth in ARTICLE VI.

               "Company Labor Agreements" means labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound.

               "Company Option" means each outstanding option to purchase Shares under the Stock Plans.

               "Company Recommendation" has the meaning set forth in Section 6.3(b).

               "Company Reports" has the meaning set forth in Section 6.5(a).

               "Company Requisite Vote" has the meaning set forth in Section 6.3(a).

               "Compensation and Benefit Plans" has the meaning set forth in Section 6.8(a).

               "Confidentiality Agreement" has the meaning set forth in Section 11.7.

               "Constituent Corporations" has the meaning set forth in the Preamble

               "Contract" means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other legally binding obligation.

               "Costs" has the meaning set forth in Section 8.11(a).

               "Dissenters' Rights Statute" has the meaning set forth in Section 5.2(f).

               "Dissenting Shareholders" means shareholders who are entitled to dissent from corporate action under Section 271B.13-020 of the KBCA and who exercise that right when and in the manner required by Subtitle 13 of the KBCA and do not thereafter lose or withdraw the right to dissent.

               "D&O Insurance" has the meaning set forth in Section 8.11(c).

               "Effective Time" has the meaning set forth in Section 2.3.

               "Employees" means current or former employees of the Company and its Subsidiaries.

               "Employment Agreement" means the Employment Agreement to be entered into between the Merger Sub and the Key Employees in the form attached as Appendix A to the Company Disclosure Letter.

               "Encumbrance" has the meaning set forth in Section 6.11(d).

               "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or requirement of any Governmental Entity relating to:  (A) the protection of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

               "ERISA" means the Employee Retirement Income Security Act of 1974.

               "ERISA Affiliate" has the meaning set forth in Section 6.8(d).

               "ERISA Plan" has the meaning set forth in Section 6.8(b).

               "Exchange Act" means the Securities Exchange Act of 1934.

               "Exchange Fund" has the meaning set forth in Section 5.2(a).

               "Excluded Share" has the meaning set forth in Section 5.1(a).

               "Excluded Shares" has the meaning set forth in Section 5.1(a).

               "GAAP" means United States generally accepted accounting principles.

               "Government Contract" means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

               "Governmental Consents" means all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Mitsui USA and Merger Sub.

               "Governmental Entity" any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

               "Hazardous Substance" means any substance that is:  (A) listed, classified or defined as hazardous, toxic or dangerous, or as a pollutant or contaminant, or otherwise regulated pursuant to any Environmental Law; (B) any petroleum product or by‑product, asbestos-containing material, polychlorinated biphenyls or radon.

               "HSR Act" has the meaning set forth in Section 6.2(b).

               "Indemnified Parties" has the meaning set forth in Section 8.11(a).

               "Insurance Policies" means all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries.

               "Intellectual Property" means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii)  Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

               "IRS" means the Internal Revenue Service.

               "IT Assets" means computers, computer software, firmware, middleware,

servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

               "KBCA" has the meaning set forth in Section 2.1.

               "Kentucky Articles of Merger" has the meaning set forth in Section 2.3.

               "Key Employee" means Bradford T. Ray, Michael J. Carroll and Stuart N. Ray.

               "knowledge of the Company" means the actual knowledge of Bradford T. Ray, Stuart N. Ray, Michael J. Carroll, Roger D. Shannon, and John M. Baumann, Brad A. Goranson (with respect to Sections 6.9 and 6.18), William C. Merrick (with respect to Sections 6.9 and 6.14), and Anthony Adams (with respect to Sections 6.9 and 6.13), other than any knowledge obtained as a result of Mitsui USA or its representatives informing such individual following the date hereof.

               "Laws" means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

               "Leased Real Property" means the real property leased or subleased to the Company or its Subsidiaries.

               "Licenses" means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

               "Lien" has the meaning set forth in Section 6.2(a).

               "Material Adverse Effect" means a material adverse effect on the financial condition, properties, assets, liabilities, business, prospects or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect: (A) changes in the economy or financial markets generally in the United States or other countries in which the Company or its Subsidiaries conduct material operations; (B) any loss or threatened loss of, or adverse change in, the relationship of the Company or its Subsidiaries with its customers, employees or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement; (C) changes in GAAP after the date of this Agreement; (D) changes that are the result of factors generally affecting the steel processing industry in the geographic areas in which the Company and its Subsidiaries operate (including the price of raw materials); (E) a decline in the price of the Company's common stock on NASDAQ but not including any factors that contribute to such decline; (F) the announcement of the execution of this Agreement or the performance of the obligations under this Agreement; (G) the suspension in the trading generally on NASDAQ; (H) changes in any applicable Law, rule or regulation or the application thereof, including the effects of any duties on products of the type manufactured by the Company and its Subsidiaries; (I) the commencement, occurrence, continuation or escalation of any war, armed hostility or acts of terrorism; (J) any failure by the Company or its Subsidiaries to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in or contributed to a Material Adverse Effect; and (K)the effect of not taking actions requested to be taken under Section 8.1 to which Mitsui USA withholds its consent or approval; provided, further, that, with respect to clauses (A) and (D) such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the steel processing industry.

               "Material Contracts" has the meaning set forth in Section 6.10(a)(xi).

               "Merger" has the meaning set forth in the Recitals.

               "Merger Sub" has the meaning set forth in the Preamble.

               "Mitsui USA" has the meaning set forth in the Preamble.

               "Mitsui USA Approvals" has the meaning set forth in Section 7.3(a).

               "Mitsui USA Disclosure Letter" has the meaning set forth in ARTICLE VII.

               "Multiemployer Plan" means each "multiemployer plan" within the meaning of Section 3(37) of ERISA.

               "NASDAQ" means the Nasdaq Stock Market.

               "Non-U.S. Benefit Plans" means all Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States.

               "Non-Controlled Subsidiary" means RSDC of Michigan, L.L.C., Ferrolux Metals Co. LLC, Delaco-Kasle LLC and Kasle Metal Processing, LLC.

               "Order" means any Law (whether temporary, preliminary or permanent) that any court or other Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered that effects, restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

               "Owned Real Property" means the real property owned by the Company or its Subsidiaries.

               "Paying Agent" means a paying agent selected by Mitsui USA and the Company.

               "Parent" has the meaning set forth in Section 7.3(a).

               "PBGC" has the meaning set forth in Section 6.8(d).

               "Pension Plan" means each ERISA Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

               "Per Share Merger Consideration" means $30.00 per Share.

               "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

               "Preferred Stock" has the meaning set forth in Section 6.2(a).

               "Proxy Statement" means the proxy statement in preliminary form relating to the Shareholders Meeting, including any amendment or supplement thereto.

               "Representatives" has the meaning set forth in Section 8.2(a).

               "Rights" has the meaning set forth in Section 6.2(a).

               "Rights Agreement" has the meaning set forth in Section 6.2(a).

               "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

               "SEC" means the Securities and Exchange Commission.

               "Securities Act" means the Securities Act of 1933.

               "Share" means each share of the common stock, no par value per share, of the Company.

               "Shareholders Meeting" means the meeting of holders of Shares to consider and vote upon the approval of this Agreement.

               "Significant Subsidiary" is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

               "Specified Tax Returns" has the meaning set forth in Section 6.14(c).

               "Stock Plans" has the meaning set forth in Section 6.2(a).

               "Subsidiary" means, with respect to any Person, any other Person of which at least 40% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

               "Superior Proposal" means an unsolicited bona fide Acquisition Proposal involving 75% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 8.2(b) of this Agreement pursuant to Section 8.2(b) and the time likely to be required to consummate such Acquisition Proposal).

               "Surviving Corporation" has the meaning set forth in Section 2.1.

               "Takeover Statute" means any "fair price," "moratorium," "control share acquisition," "interested shareholder," "business combination" or other similar anti-takeover statute or regulation, including Sections 271B.12-200 through 271B.12-220 of the KBCA.

               "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, windfall, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, license, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest, penalties and additions in respect of such interest, penalties and additions.

               "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

               "Termination Date" has the meaning set forth in Section 10.2.

               "Termination Fee" has the meaning set forth in Section 10.5(b).

               "Top Customer" has the meaning set forth in Section 6.18(a).

               "Top Supplier" has the meaning set forth in Section 6.18(b).

               "Trade Secrets" means confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

               "U.S. Benefit Plans" means all Compensation and Benefit Plans, other than Multiemployer Plans and Non-U.S. Benefit Plans.

               "WARN Act" means the Worker Adjustment and Retraining Notification Act.